Exhibit 8.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation	Names Under Which Subsidiary Does Business
Semiconductor Manufacturing International (Shanghai) Corporation	PRC Shanghai	Semiconductor Manufacturing International (Shanghai) Corporation

Semiconductor Manufacturing International (Beijing) Corporation	PRC Beijing	Semiconductor Manufacturing International (Beijing) Corporation

Semiconductor Manufacturing North China (Beijing) Corporation	PRC Beijing	Semiconductor Manufacturing North China (Beijing) Corporation